Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of Vir Biotechnology, Inc. of our reports dated February 26, 2025, with respect to the consolidated financial statements of Vir Biotechnology, Inc. and the effectiveness of internal control over financial reporting of Vir Biotechnology, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
San Mateo, California
February 26, 2025